February 2, 2005

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

        Re:   Donini, Inc.
              Form 8-K

Gentlemen:

We have read Form 8-K dated February 1, 2005 of Donini, Inc. and we agree with the statements made in the first five paragraphs of the section entitled "Resignation of Certifying Accountant" of Item 4.01 of this report. We have no basis to agree or disagree with the statements made in the section entitled "Engagement of New Certifying Accountant."



                                /s/ Samuel Klein and Company
                                ----------------------------------
                                SAMUEL KLEIN AND COMPANY


Newark, New Jersey